Exhibit 10.1(g)

PARTIAL SURRENDER AND SEVENTH AMENDMENT TO OFFICE LEASE

This Partial Surrender and Seventh Amendment to Office Lease (“Seventh Amendment”) is made and entered into as of this 27th day of November, 2007, by and between ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership (“Landlord”), and SPARK NETWORKS LIMITED (formerly known as Sparks Networks PLC, which was formerly known as MatchNet plc), a limited company organized and existing under the laws of England and Wales and qualified to do business in California (“Tenant”), with reference to the following facts:

A. Landlord and Tenant entered into that certain Standard Office Lease dated as of September 1, 2000 (“Initial Lease”), as amended by that certain First Amendment to Lease dated as of September 5, 2000 (“First Amendment”), that certain Second Amendment to Lease dated as of January 16, 2003 (“Second Amendment”), that certain Third Amendment to Lease dated as of October 30, 2003 (the “Third Amendment”), that certain Fourth Amendment to Lease dated as of May 14, 2004 (the “Fourth Amendment”), that certain Fifth Amendment to Lease dated as of January 31, 2006 (the “Fifth Amendment”), and that certain Sixth Amendment to Lease dated as of February 6, 2007 (the “Sixth Amendment”), whereby Landlord leased to Tenant and Tenant leased from Landlord certain office space now consisting of approximately 24,955 rentable square feet in the aggregate and commonly known as Suites 800, 809 and 810 (collectively, the “Premises”), all in that certain building whose address is 8383 Wilshire Boulevard, Beverly Hills, California (the “Building”), as more particularly described in the Original Lease (as defined below). The Initial Lease, as amended by the First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment and Sixth Amendment, are sometimes collectively referred to herein as the “Original Lease.”

B. Tenant and Total Beauty Media, Inc., a Delaware corporation (“Subtenant”) entered into that certain Standard Sublease dated July 12, 2007 (the “Original Sublease”), whereby Tenant subleased to Subtenant and Subtenant subleased from Tenant a portion of the Premises as provided on Exhibit “A” attached to the Original Sublease (the “Original Sublease Premises”). Landlord consented to the Original Sublease pursuant to that certain Consent to Sublease Agreement dated July 19, 2007. Tenant and Subtenant entered into that certain First Amendment to Standard Sublease dated November 2, 2007 (“Sublease Amendment” and collectively referred to herein with the Original Sublease as the “Sublease”), whereby Tenant and Subtenant amended the terms of the Original Sublease to, among other things, increase the Original Sublease Premises to include additional portions of the Premises as provided on Exhibit “A” attached to the Sublease Amendment (collectively referred to herein with the Original Sublease Premises as the “Sublease Premises”), all as more particularly set forth therein. As of the date of this Seventh Amendment, Tenant and Subtenant are awaiting receipt of Landlord’s consent to the Sublease Amendment.

C. Tenant now desires to surrender to Landlord all of Tenant’s right, title and interest in and to (i) a portion of Suite 809 and all of Suite 810 consisting of approximately 8,541 rentable square feet in the aggregate, as more particularly depicted on Exhibit “A” attached hereto (collectively, the “Surrendered Premises”), and (ii) the Lease (as defined below) (but only as it relates to the Surrendered Premises), and Landlord desires to accept said surrender, all on the terms and conditions of this Seventh Amendment.

D. Landlord and Tenant also desire to extend the Term of Tenant’s lease of the Remaining Premises (as defined below) for a period of three (3) years upon the terms and conditions described in this Seventh Amendment.

E. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Lease. The term “Lease” where used in the Original Lease and this Seventh Amendment shall hereafter refer to the Original Lease, as amended by this Seventh Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, Landlord and Tenant agree as follows:

1. Extension of Term. The Term of the Lease is hereby extended until July 31, 2011 (“New Expiration Date”). The period commencing as of August 1, 2008 and ending as of the New Expiration Date shall hereinafter be referred to as the “Extended Term.”

2. Premises. Effective as of the Effective Date (as defined below), the “Premises” shall no longer include the Surrendered Premises and instead shall consist of only 16,414 rentable square feet, in the aggregate (collectively, the “Remaining Premises”), as such Remaining Premises is more particularly depicted on Exhibit “A” attached hereto. The Remaining Premises shall be commonly referred to as “Suite 800”. Effective as of the Effective Date, all references in the Lease to “Premises” shall mean and refer to the Remaining Premises only. Landlord and Tenant hereby stipulate and agree that the Remaining Premises consists of the number of rentable square feet set forth in this Section 2.

3. Effective Date. As used in this Seventh Amendment, the term “Effective Date” shall mean August 1, 2008.

4. Monthly Basic Rental. Until the day immediately preceding the Effective Date, Tenant shall continue to pay to Landlord monthly installments of Basic Rental in accordance with the terms of the Original Lease. Commencing as of the Effective Date (and notwithstanding anything to the contrary in the Original Lease), Tenant shall pay to Landlord monthly installments of Basic Rental (without limiting Tenant’s obligation to pay Tenant’s Proportionate Share of Direct Costs and all other amounts under the Lease due and payable with respect to the Remaining Premises) for the Remaining Premises in accordance with the terms of Section 3(a) of the Initial Lease and the following payment schedule:

Period of Term	Monthly Base Rent	Annual Base Rent	Monthly Basic Rental Per Rentable Sq. Ft.
August 1, 2008 – July 31, 2009	$59,911.10	$718,933.20	$3.65
August 1, 2009 – July 31, 2010	$62,373.20	$748,478.40	$3.80
August 1, 2010 – July 31, 2011	$64,835.30	$778,023.60	$3.95

5. Tenant’s Proportionate Share. From and after the Effective Date, without limiting amounts accruing prior to such date, Tenant’s Proportionate Share shall be 3.93% and the Base Year shall be the calendar year 2008.

6. Security Deposit. Tenant has previously deposited with Landlord $74,865.00 as a security deposit under the Lease. Concurrently herewith, Tenant shall deposit with Landlord an additional $54,805.60 (which shall be held by Landlord as an additional security deposit under the Lease, thereby increasing the security deposit being held by Landlord under the Lease to $129,670.60 (“Security Deposit”)). Tenant shall have the right to substitute, at any time prior to the last nine (9) months of the Term, for the cash Security Deposit a letter of credit in the same amount, provided that the letter of credit is issued by a financial institution acceptable to Landlord and is otherwise in form and substance reasonably acceptable to Landlord. Upon its receipt of a letter of credit acceptable to Landlord (as set forth above), Landlord shall return the cash Security Deposit to Tenant. In no event shall the term of the letter of credit expire prior to the date which is 60 days following the expiration of the Term. For purposes hereof, Bank of America, N.A., Wells Fargo Bank, N.A. and other comparable financial institutions will be deemed acceptable to Landlord.

7. Parking. From and after the Effective Date, the number of parking passes Tenant shall be entitled to lease shall be reduced to forty-nine (49) unreserved parking passes (collectively, the “Remaining Spaces”). Tenant shall surrender all parking passes in excess of the Remaining Spaces on the Effective Date. Tenant shall continue to rent the Remaining Spaces in accordance with the terms of the Original Lease.

8. As Is. Tenant shall continue to lease the Remaining Premises in its “as-is, where-is condition,” with all faults. Notwithstanding the foregoing, Tenant shall have the right to improve the Remaining Premises in accordance with the terms and conditions set forth in the Tenant Work Letter attached hereto as Exhibit “B” (“Work Letter”).

9. Surrender of Surrendered Premises. Effective on the Effective Date, Tenant shall surrender to Landlord, and Landlord shall accept the surrender from Tenant, of all of Tenant’s right, title and interest in and to the Surrendered Premises, the Lease (as it relates only to the Surrendered Premises) and any other rights of occupancy, with respect to the Surrendered Premises, subject to the rights, duties and limitations set forth in this Amendment. Except for (a) Landlord’s and Tenant’s obligations to continue performance all of their respective obligations under the Lease (including Tenant’s obligation to pay Basic Rental and Additional Rent for the Surrendered Premises) until such time as Tenant has properly surrendered the Surrendered Premises in accordance with the terms of this Seventh Amendment (which, to the extent Tenant has not fully surrendered the Surrendered Premises by the Effective Date, shall include the payment of holdover rent on the Surrendered Premises until the Subtenant has completely vacated all of the Surrendered Premises and the Surrendered Premises has been properly surrendered [provided that solely for purposes of determining whether Tenant has fully surrendered the Premises, the completion of the installation of the demising wall referenced in Section 2.1 of the attached Work Letter shall not be required for the Surrendered Premises to be considered fully surrendered]; in connection with the foregoing, Landlord acknowledges and understands that Tenant will need to occupy a portion of the Surrendered Premises for the purposes of constructing the demising wall and that, provided that Tenant has otherwise vacated the Premises in the condition required by Section 12 below, Tenant shall not be required to pay any Rent for the Surrendered Premises during the time period it is constructing the wall; (b) Landlord’s and Tenant’s respective obligations under the Lease after the surrender of the Surrendered Premises with respect to the Remaining Premises only; and (c) those obligations of Landlord and/or Tenant under this Seventh Amendment and under the Lease relating to the Surrendered Premises or at law which survive the termination of Tenant’s lease of the Surrendered Premises (collectively, the “Surviving Obligations”), from and after the Effective Date, Tenant’s lease of the Surrendered Premises shall terminate and Landlord and Tenant shall have no further duties or obligations to one another in connection with the Lease (but only as such duties and obligations relate to the Surrendered Premises). Landlord and Tenant hereby acknowledge and agree that the Surviving Obligations shall include, without limitation, Tenant’s indemnification obligations contained in the Original Lease with respect to the Surrendered Premises and Landlord’s and Tenant’s Direct Costs reconciliation payment obligations with respect to the Surrendered Premises.

10. Release.

(a) Except for (i) such obligations, rights or claims as may be created by or arise out the terms and conditions of this Seventh Amendment, including the obligations of Landlord referenced in Paragraph 9(a) above, and (ii) any liabilities (“Hazardous Substance Liabilities”) resulting from hazardous substances existing in, on or under the Surrendered Premises, effective on the Effective Date, Tenant, on behalf of itself and its predecessors, successors, affiliates and assigns, and all other persons, firms and corporations claiming through Tenant, and each of them (collectively, the “Tenant Releasing Parties”), does hereby release Landlord and its predecessors, successors, affiliates and assigns, and their respective partners, officers, shareholders, agents, contractors, representatives, employees and attorneys (collectively the “Landlord Released Premises), of and from any and all claims, demands, disputes, damages, liabilities, obligations, controversies, debts, costs, expenses, lawsuits, actions, causes of action and other rights to relief, both legal and equitable, of every kind and nature, whether now known or unknown, suspected or unsuspected, past or present, contingent or fixed, which the Tenant Releasing Parties, or any of them, now have, had, or at any time hereafter may have, against the Landlord Released Parties, or any of them, arising out of or in connection with the Lease (but only as the same relate to the Surrendered Premises) or the Surrendered Premises. Tenant represents that it is not aware of any Hazardous Substance Liabilities as of the date hereof.

(b) Except for (i) the Surviving Obligations, (ii) such obligations, rights or claims as may be created by or arise out the terms and conditions of this Seventh Amendment, and (iii) any Hazardous Substance Liabilities, effective on the Effective Date, Landlord, on behalf of itself and its predecessors, successors, affiliates and assigns, and all other persons, firms and corporations claiming through Landlord, and each of them (collectively, the “Landlord Releasing Parties”), does hereby release Tenant and its predecessors, successors, affiliates and assigns, and their respective partners, officers, shareholders, agents, contractors, representatives, employees and attorneys (collectively the “Tenant Released Premises), of and from any and all claims, demands, disputes, damages, liabilities, obligations, controversies, debts, costs, expenses, lawsuits, actions, causes of action and other rights to relief, both legal and equitable, of every kind and nature, whether now known or unknown, suspected or unsuspected, past or present, contingent or fixed, which the Landlord Releasing Parties, or any of them, now have, had, or at any time hereafter may have, against the Tenant Released Parties, or any of them, arising out of or in connection with the Lease (but only as the same relate to the Surrendered Premises) or the Surrendered Premises. Landlord represents that it is not aware of any Hazardous Substance Liabilities as of the date hereof.

11. Defaults. Tenant and Landlord hereby represent and warrant to the other that, as of the date of this Seventh Amendment, each party is in full compliance with all terms, covenants and conditions of the Lease and to such party’s current knowledge, there are no breaches or defaults under the Lease by Landlord or Tenant, and that neither party knows of any events or circumstances which, given the passage of time or notice or both, would constitute a default under the Lease by either Landlord or Tenant.

12. Condition of Surrendered Premises. Tenant agrees to surrender the Surrendered Premises to Landlord in the condition required under the terms of the Original Lease, provided that Landlord agrees that, other than the removal of cabling from the Surrendered Premises (which shall be Tenant’s responsibility), Tenant shall not be required to remove any Alterations installed by Tenant in the Surrendered Premises on or before the date of this Amendment.

13. Rights Of Landlord. Notwithstanding anything to the contrary set forth in the Original Lease, as amended by this Seventh Amendment, Tenant may designate certain areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information, including, without limitation, the data center portion of the Premises. In connection with the foregoing, Landlord shall not enter such Secured Areas except in the event of an emergency or unless Landlord is accompanied by a Tenant escort, to the extent an escort is reasonably available (provided that Tenant agrees to make such escort available within forty-eight (48) hours following any request by Landlord for access thereto in accordance with the terms of this Lease). Landlord need not clean any area designated by Tenant as a Secured Area and shall only maintain or repair such Secured Areas to the extent (A) such repair or maintenance is required in order to maintain and repair the Project structure and/or the Project Systems, (B) as required by applicable laws, or (C) in response to specific requests by Tenant and in accordance with a schedule reasonably designated by Tenant, subject to Landlord’s reasonable approval. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.

14. Assignment and Subletting. Notwithstanding anything to the contrary in the Original Lease including, without limitation, Article 15 of the Initial Lease:

(i) In determining the “Transfer Premium”, Tenant shall be permitted to deduct from the rent, additional rent and other consideration payable by a Transferee, the reasonable expenses incurred by Tenant for: (A) any allowances, moving expenses, changes, alterations and improvements to the Premises paid for by Tenant in connection with the Transfer; (B) any other out-of-pocket monetary concessions provided by Tenant to the transferee; (C) any brokerage commissions paid for by Tenant in connection with the Transfer; (D) reasonable attorneys’ fees incurred by Tenant in connection with the Transfer or paid to the Landlord pursuant to Article 15 of the Initial Lease; (E) any lease takeover payments incurred by Tenant in connection with the Transfer; and (F) out-of-pocket costs of advertising the space subject to the Transfer.

(ii) Neither (A) (1) an assignment or subletting of all or a portion of the Premises to an entity which is controlled by, controls or is under common control with Tenant, or (2) an assignment or subletting of all or a portion of the Premises to a purchaser of all or substantially all of the assets or stock of Tenant or of an entity which is controlled by, controls or is under common control with Tenant, nor (B) a transfer, by operation of law or otherwise, in connection with the merger, consolidation or other reorganization of Tenant or of an entity which is controlled by, controls or is under common control with Tenant, shall be subject to Landlord’s consent nor payment of a Transfer Premium (collectively, such entities, purchasers, and parties shall be referred to herein collectively or individually as an “Affiliate”), provided that Tenant shall provide Landlord with at least ten (10) business days prior written notice of any such assignment, purchase, transfer, sublease, action, or use. For purposes of this Lease, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, or majority ownership of any sort, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything to the contrary set forth above, any assignment or sublease of the Lease shall not thereby waive any of Landlord’s rights under this Lease or any extensions thereof, as to Tenant, or as to any assignee or sublessee.

15. Substitute Premises. Section 30(r) of the Initial Lease is hereby deleted in its entirety.

16. Representations and Warranties. Tenant hereby makes the following representations and warranties to Landlord (all of which representations and warranties, together with all other representations and warranties made in this Seventh Amendment, shall survive the Effective Date):

(a) Tenant has the full power, authority and legal right to enter into and to perform and observe the provisions of this Seventh Amendment without the authorization and consent of any other party or entity.

(b) Except for the Sublease, Tenant has not assigned, sublet, transferred or conveyed, and agrees not to assign, sublet, transfer or convey, its interest in the Surrendered Premises, the Lease (as it relates to the Surrendered Premises) or any claims or potential claims it may have against Landlord or any of the Landlord Released Parties relating to the Surrendered Premises.

Tenant hereby agrees to indemnify, defend (by counsel reasonably satisfactory to Landlord) and hold Landlord and the Landlord Released Parties harmless from and against any claims, actions, causes of action, losses, liabilities, damages, costs and expenses (including, without limitation, attorneys’ fees and costs) suffered or incurred by Landlord or the Landlord Released Parties as a result of any breach of Tenant’s obligations under this Seventh Amendment including, without limitations, any breach of or inaccuracy in Tenant’s representations and warranties contained in this Seventh Amendment;

provided, however, the foregoing indemnity shall not apply to any claims, actions, causes of action, losses, liabilities, damages, costs and expenses arising out of, related to or caused by the negligence or willful misconduct or Landlord or any of the Landlord Released Parties.

17. Invalidity of Provisions. If any provision of this Seventh Amendment is found to be invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of any such provision shall not affect the validity and enforceability of the remaining provisions hereof.

18. Brokers. Tenant represents to Landlord that it has not dealt with any broker with respect to this Seventh Amendment except CRESA Partners (“Tenant’s Broker”). If Tenant has dealt with any other broker or person with respect to this Seventh Amendment (other than Tenant’s Broker), Tenant shall be solely responsible for the payment of any fees due said person or firm and Tenant shall protect, indemnify, hold harmless and defend Landlord from any liability in respect thereto.

19. Attorneys’ Fees. If either party hereto commences an action against the other to enforce any of the terms hereof, or to obtain damages for any alleged breach of any of the terms hereof, or for a declaration of rights hereunder, the losing party shall pay to the prevailing party the prevailing party’s reasonable attorneys’ fees and costs incurred in connection with the prosecution of such action, whether or not such action proceeds to trial or appeal.

20. Binding Effect. This Seventh Amendment shall be binding upon and inure to the benefit of Landlord, its successors and assigns and Tenant and its permitted successors and permitted assigns. Landlord and the parties signing this Seventh Amendment on behalf of Landlord, represent and warrant to Tenant that Landlord has full power and authority to enter into this Seventh Amendment and the persons signing on behalf of Landlord have been fully authorized to do so by all necessary corporate or partnership action on the part of Landlord.

21. Counterparts. This Seventh Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement.

22. Original Lease in Full Force. Except for those provisions which are inconsistent with this Seventh Amendment and those terms, covenants and conditions for which performance has heretofore been completed, all other terms, covenants and conditions of the Original Lease shall remain in full force and effect. Landlord and Tenant each ratifies the Original Lease, as amended hereby.

23. Facsimile. Each party hereto, and their respective successors and assigns shall be authorized to rely upon the signatures of all of the parties hereto on this Seventh Amendment which are delivered by facsimile as constituting a duly authorized, irrevocable, actual, current delivery of this Seventh Amendment with original ink signatures of each person and entity; provided, however, that each party hereto that delivers such facsimile signatures to another party hereto, covenants and agrees that it shall deliver an executed original of the same to the party(ies) so receiving the previous facsimile signatures within ten (10) days after the delivery of such facsimile signatures.

24. Further Assurances. In addition to the obligations required to be performed under the Original Lease, as amended hereby, Landlord and Tenant shall perform such other acts, and shall execute, acknowledge and/or deliver such other instruments, documents and other materials, as may be reasonably required in order to accomplish the intent and purpose of this Seventh Amendment.

IN WITNESS WHEREOF, this Seventh Amendment is executed as of the date first written above.

“Landlord”		“Tenant”

ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership		SPARK NETWORKS LIMITED (formerly known as Sparks Networks PLC, which was formerly known as MatchNet plc), a limited company organized and existing under the laws of England and Wales and qualified to do business in California
By:	ARDEN REALTY, INC., a Maryland corporation Its: Sole General Partner

By:	/s/ Robert C. Peddicord	By:	/s/ Joshua A. Kreinberg
Its:	Chief Operating Officer	Name:	Joshua A. Kreinberg
		Its:	General Counsel

		By:	/s/ Adam S. Berger
		Name:	Adam S. Berger
		Its:	Chief Executive Officer